UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2011
____________________

COLONY BANKCORP, INC.
(Exact name of registrant as specified in its charter)

Georgia	000-12436	58-1492391
(State or other jurisdiction	(Commission File No.)	(IRS Employer I.D. No.)
of incorporation)

115 South Grant Street, Fitzgerald, Georgia 31750
(Address of principal executive offices)

(229) 426-6000
Registrant’s Telephone Number, including area code

N/A
(Former name or former address, if changed since last report)
__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c ) under the Exchange Act (17 CFR 240.13e-4(c ))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
On October 18, 2011, Al D. Ross announced his resignation as President and Chief Executive Officer of Colony Bankcorp, Inc. and Colony Bank effective immediately. Mr. Ross has advised us that his resignation was not due to any disagreement with the Company.

(c)
On October 18, 2011, the board of directors appointed James D. Minix as Interim President and Chief Executive Officer of Colony Bankcorp, Inc. and Colony Bank. Mr. Minix, who is 70, brings over forty years experience in the banking industry and has continued to serve on the Colony Bankcorp, Inc. and Colony Bank board of directors since his retirement in January 2006.  He began working with Colony in 1990 and previously served as President and Chief Executive Officer of Colony from June 1994 to December 2004 and as Chief Executive Officer from December 2004 until his retirement in January 2006.  Mr. Minix’s experience and expertise in the banking industry will be a capable and valued addition while the company explores its options to fill the position permanently.

There are no family relationships between Mr. Minix and any of the Company’s directors or executive officers, and the Company has not entered into any transactions with Mr. Minix that are reportable pursuant to Item 404 (a) of Regulation S-K.

The Company has not entered into an employment contract with Mr. Minix.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: October 18, 2011	By: /s/ Terry L. Hester

Terry L. Hester
Executive Vice President and
Chief Financial Officer